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                                                                 Exhibit (99)


[AMERICAN STANDARD COMPANIES LETTERHEAD]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

             AMERICAN STANDARD COMPANIES INC. COMPLETES ACQUISITION
                       OF MEDICAL DIAGNOSTICS BUSINESSES

        Piscataway, NJ -- June 30, 1997 -- American Standard Companies Inc. (NYSE:ASD) today announced the closing of the purchase of the European medical diagnostics business of Sorin Biomedica S.p.A., an affiliate of the Fiat Group. The Company also announced completion of the merger of its wholly-owned subsidiary with INCSTAR Corporation (NASDAQ:ISTR), a medical diagnostics company based in Stillwater, MN, pursuant to which holders of INCSTAR common shares will receive $6.32 per share in cash and INCSTAR has become a wholly-owned indirect subsidiary of American Standard. Sorin and INCSTAR develop and market test reagents for clinical diagnostics and medical research and in 1996 had annual consolidated sales related to diagnostics of approximately $120 million. The acquired businesses, as previously announced on January 24th, are part of a new Medical Systems Group formed by American Standard that also includes two medical diagnostic product companies that American Standard has been developing during the last several years. Sienna Biotech Inc. and Alimenterics Inc.

        The aggregate cost of the Sorin acquisition and INCSTAR merger is approximately $210 million and has been funded from the Company's bank credit facilities.

        American Standard is the global, diversified manufacturer of Trane(R) and American Standard(R) air conditioning products, American Standard(R), Ideal Standard(R), Standard(R) and Porcher(R) plumbing products, WABCO(R) commercial and utility vehicle braking and control systems and LARA(TM) and Copalis(TM) medical diagnostic systems.

For Further Information, Contact:
Phil Bradtmiller
(732) 980-6038

The latest news release and corporate information can be heard on 1-888-ASD-NEWS. Additional information on American Standard is available on the Company's World Wide Web site http: www.americanstandard.com